Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS SECOND QUARTER RESULTS;

INCREASES QUARTERLY DIVIDEND BY 20%;

RAISES ANNUAL EPS GUIDANCE

STAMFORD, CONNECTICUT – July 23, 2007—Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reports second quarter 2007 net income was $45.7 million, or $.75 per share. These results included a $7.6 million pretax provision ($5.4 million after tax, or $0.09 per share) in connection with a previously disclosed civil false claims proceeding by the U.S. Government for which a settlement agreement has been substantially negotiated but not yet executed. Excluding the provision, second quarter 2007 earnings per share would have been $.84, exceeding the high end of the Company’s guidance of $.74 to $.82. Second quarter 2006 net income was $44.5 million, or $.71 per share.

Including the $7.6 million pretax provision, second quarter 2007 operating profit of $71.8 million rose 9% compared to $66.1 million in the prior year quarter. Excluding the provision, second quarter 2007 operating profit of $79.4 million would have risen 20% compared to $66.1 million in the prior year quarter. Second quarter 2007 miscellaneous income was $0.9 million. Second quarter 2006 miscellaneous income of $4.4 million benefited from a $4.1 million overall gain resulting from the sale of two businesses and certain unused property. Excluding the $7.6 million pretax provision in 2007 and the miscellaneous gain of $4.1 million in 2006, income before income taxes would have increased 20% to $74.4 million in the second quarter of 2007 compared with $61.8 million in 2006, and earnings per share would have increased 25% to $.84 compared with $.67 in 2006. Please see the attached Non-GAAP schedule for details.

Second quarter 2007 sales increased $102.7 million, or 18%, including core business growth of $42.3 million (8%), sales from acquired businesses (net of divestitures) of $48.1 million (8%) and favorable foreign currency translation of $12.3 million (2%).

Order backlog at June 30, 2007 totaled $739 million, 16% higher (15% higher excluding acquisitions) than the backlog of $637 million at June 30, 2006 and 9% higher than $677 million at December 31, 2006.

“I am pleased with our operating performance this quarter. Our second quarter operating results, excluding the one-time charge for the anticipated settlement with the Government, were considerably ahead of the second quarter of 2006,” said Crane Co. president and chief executive officer, Eric C. Fast. “Strong year-over-year improvement in operating profits and margins in our Engineered Materials business and the positive impact of the 2006 acquisitions on our Merchandising Systems businesses were key drivers of our results. The 20% increase in our quarterly dividend and the increase in our annual earnings guidance reflect confidence in our future performance.”

Cash Flow and Financial Position

Cash provided by operating activities was $33.9 million in the second quarter of 2007 compared to $50.3 million last year, reflecting increased working capital requirements to support higher sales, and higher net asbestos payments. Net debt to total capitalization was 21.3% at June 30, 2007, compared to 22.2% at December 31, 2006. In the second quarter of 2007, the Company repurchased 226,260 shares of its common stock on the open market at a cost of $10 million. (Please also see the attached Condensed Statement of Cash Flows and the Non-GAAP Financial Measures.)

Dividend Increase

On July 23, 2007, the Company announced a 20% increase in the quarterly dividend from $.15 per share to $.18 per share, for an indicated annual dividend rate of $.72 per share. The new dividend rate will become effective with the third quarter 2007 dividend. This is the third consecutive year the Company has increased its dividend.

Segment Results

All comparisons below refer to the second quarter 2007 versus the second quarter 2006, unless otherwise specified.

Aerospace & Electronics

(dollars in millions)	Second Quarter		Change
	2007	2006
Sales	$160.2	$141.5	$18.7	13%
Operating Profit	$24.4	$26.0	$(1.6)	(6)%
Profit Margin	15.2%	18.4%

The second quarter 2007 sales increase of $18.7 million reflected a sales increase of $15.8 million in the Aerospace Group and an increase of $2.9 million in the Electronics Group. Segment operating profit declined as a result of the decrease in the Aerospace Group.

Aerospace Group sales of $106.4 million increased $15.8 million, or 17%, from $90.6 million in the prior year period. Resistoflex Aerospace, which was sold in May 2006, had sales of $1.9 million in the second quarter of 2006. Excluding Resistoflex Aerospace, sales increased $17.7 million or 20% over the second quarter of 2006. As expected, the $1.7 million decrease in operating profit resulted from higher engineering spending of $6.9 million largely on programs to be completed in the next six to twelve months, which more than offset the profits associated with higher sales.

Electronics Group sales of $53.8 million increased $2.9 million, or 6%, due to higher sales in power, microwave and microelectronic solutions. Operating profit was equal to the second quarter of 2006. Strong orders this year in the custom power, microelectronics and electronic manufacturing services businesses resulted in the Electronics backlog at the end of the second quarter being $154 million, or 8%, higher than the prior year.

The Aerospace & Electronics segment backlog was $394 million at June 30, 2007 compared with $370 million at June 30, 2006 and $397 million at December 31, 2006.

Engineered Materials

(dollars in millions)	Second Quarter		Change
	2007	2006
Sales	$87.7	$82.3	$5.4	7%
Operating Profit	$17.9	$13.2	$4.7	36%
Profit Margin	20.4%	16.0%

Second quarter 2007 sales were higher than the prior year period as sales of $14.6 million from Noble Composites, acquired in September 2006, more than offset lower volumes to the Company’s traditional recreational vehicle, transportation and building products customers. Operating profit in 2007 increased as the benefit of the Noble acquisition, lower product support costs in the recreational vehicle market and improved manufacturing efficiencies offset the impact of lower volume in the base business.

Merchandising Systems

(dollars in millions)	Second Quarter		Change
	2007	2006
Sales	$100.6	$53.6	$47.0	88%
Operating Profit	$11.9	$4.5	$7.4	164%
Profit Margin	11.8%	8.3%

Merchandising Systems sales increased $47.0 million, or 88%, driven primarily by increased sales of $35.4 million from the Telequip, Dixie-Narco, and Automatic Products acquisitions. Overall operating profit, including the favorable impact of the acquisitions, improved by $7.4 million as a result of higher margins and effective leverage of the strong sales growth in traditional international payment systems markets.

Fluid Handling

(dollars in millions)	Second Quarter		Change
	2007	2006
Sales	$281.4	$250.0	$31.4	13%
Operating Profit	$33.4	$29.9	$3.5	12%
Profit Margin	11.9%	12.0%

Second quarter 2007 sales increased $31.4 million, or 13%, including $21.9 million (9%) of core sales and favorable foreign currency translation of $9.5 million (4%). Operating profit increased $3.5 million, or 12%.

Margins remained at 12% reflecting more price competitive project work and investments in new products and systems to support future growth. The Fluid Handling segment backlog was $259 million at June 30, 2007, compared with $199 million at June 30, 2006 and $211 million at December 31, 2006. The 30% increase in backlog over the second quarter of 2006 reflects increased global demand particularly from the chemical / pharmaceutical and energy industries, and generally higher demand from many commercial applications.

Controls

(dollars in millions)	Second Quarter		Change
	2007	2006
Sales	$31.2	$30.9	$0.3	1%
Operating Profit	$2.9	$3.3	$(0.4)	(12)%
Profit Margin	9.1%	10.5%

On flat sales, operating profit declined $0.4 million primarily because of planned new product and new market development costs.

Third Quarter and Full Year 2007 Guidance

Management provided earnings guidance of $0.72 – $0.80 for the third quarter of 2007, compared to actual earnings per share of $0.74 in the third quarter of 2006, which included a $4.9 million pretax benefit, or $0.05 per share, from a reimbursement from the Department of Defense for environmental clean-up costs. Management increased its earnings guidance for the full year 2007 from a range of $2.80 – $2.95 per share to $2.90 – $3.05 per share; this guidance is for normal business operations and excludes items such as the $0.09 per share provision for the anticipated settlement with the U.S. Government. Including that provision, the Company’s earnings guidance for the full year 2007 is $2.81 – $2.96 per share. As previously disclosed, the Company will discontinue providing quarterly earnings guidance in 2008.

Management continues to expect free cash flow (cash flow from operations less capital expenditures) in 2007 will be in the range of $175-$190 million. Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter’s financial results on Tuesday, July 24th, 2007 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2007 – 14

CRANE CO.

Income Statement Data

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Sales:
Aerospace & Electronics	$160,172	$141,453	$308,564	$280,993
Engineered Materials	87,712	82,345	175,461	168,295
Merchandising Systems	100,563	53,625	197,927	106,182
Fluid Handling	281,411	249,995	544,535	492,173
Controls	31,244	30,904	63,006	60,233
Intersegment Elimination	(205)	(171)	(378)	(343)

Total Net Sales	$660,897	$558,151	$1,289,115	$1,107,533

Operating Profit:
Aerospace & Electronics	$24,365	$25,967	$45,391	$48,373
Engineered Materials	17,933	13,151	33,971	28,890
Merchandising Systems	11,912	4,462	21,543	8,214
Fluid Handling	33,396	29,931	64,537	55,409
Controls	2,855	3,254	5,202	4,793
Corporate *	(18,664)	(10,675)	(30,448)	(22,372)

Total Operating Profit	71,797	66,090	140,196	123,307

Interest Income	989	903	2,302	1,611
Interest Expense	(6,901)	(5,496)	(13,769)	(11,023)
Miscellaneous- Net **	931	4,422	2,744	5,681

Income Before Income Taxes	66,816	65,919	131,473	119,576
Provision for Income Taxes	21,080	21,456	42,092	37,714

Net Income	$45,736	$44,463	$89,381	$81,862

Share Data:
Net Income per Diluted Share	$0.75	$0.71	$1.46	$1.32

Average Diluted Shares Outstanding	60,882	62,338	61,096	62,192
Average Basic Shares Outstanding	59,767	60,995	60,039	60,876

Supplemental Data:
Cost of Sales	$452,273	$376,423	$875,957	$747,923
Selling, General & Administrative	136,827	115,638	272,962	236,303
Depreciation and Amortization ***	15,492	11,532	31,068	26,797
Stock Compensation Expense	3,072	4,037	7,376	8,119

*	Second quarter 2007 operating profit includes a $7.6 million provision for an expected legal settlement.
**	Second quarter 2006 miscellaneous- net includes a net gain of $4.1 million consisting of $8.3 million from the sales of Resistoflex Aerospace and Westad offset by $4.2 million from the sale of unused property resulting from prior plant consolidations and certain legal costs associated with previous divestitures.
***	Amount included within cost of sales and selling, general & administrative costs.

CRANE CO.

Condensed Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and Cash Equivalents	$135,075	$138,607
Accounts Receivable	387,656	330,146
Current Insurance Receivable—Asbestos	21,000	52,500
Inventories	331,384	313,259
Other Current Assets	65,088	45,897

Total Current Assets	940,203	880,409

Property, Plant and Equipment	282,040	289,555
Long-Term Insurance Receivable—Asbestos	145,608	170,400
Other Assets	397,436	385,384
Goodwill	721,376	704,736

Total Assets	$2,486,663	$2,430,484

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$917	$9,505
Accounts Payable	184,850	161,270
Current Asbestos Liability	70,000	70,000
Accrued Liabilities	205,018	196,723
Income Taxes	22,024	24,428

Total Current Liabilities	482,809	461,926

Long-Term Debt	398,211	391,760
Deferred Tax Liability	95,407	89,595
Long-Term Asbestos Liability	418,483	459,567
Other Liabilities	116,512	109,033
Shareholders’ Equity	975,241	918,603

Total Liabilities and Shareholders’ Equity	$2,486,663	$2,430,484

CRANE CO.

Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating Activities:
Net income	$45,736	$44,463	$89,381	$81,862
Income from joint venture	(1,528)	(1,458)	(2,545)	(3,219)
Gain on divestitures *	—	(8,267)	—	(8,267)
Depreciation and amortization	15,492	11,532	31,068	26,797
Stock-based compensation expense	3,072	4,037	7,376	8,119
Cash (used for) provided by operating working capital	(20,484)	(1,249)	(46,132)	(34,148)
Other	(2,448)	1,002	(23,599)	5,198

Subtotal	39,840	50,060	55,549	76,342
Asbestos related payments, net of insurance recoveries	(5,972)	220	15,208	(9,080)

Total provided by operating activities	33,868	50,280	70,757	67,262

Investing Activities:
Capital expenditures	(14,868)	(8,611)	(21,831)	(17,001)
Proceeds from disposition of capital assets	204	1,618	11,236	2,854
Proceeds from divestitures	—	25,880	—	25,880
Payment for acquisition, net of cash acquired	150	(63,727)	145	(149,065)

Total used for investing activities	(14,514)	(44,840)	(10,450)	(137,332)

Financing Activities:
Dividends paid	(8,989)	(7,669)	(18,039)	(15,292)
Reacquisition of shares on the open market	(10,000)	(12,958)	(50,001)	(24,999)
Stock options exercised—net of shares reacquired	7,531	10,247	7,144	18,643
Excess tax benefit from stock-based compensation	1,437	5,059	2,127	6,775
Repayment of debt, net	(10,430)	(74)	(8,697)	(276)

Total used for financing activities	(20,451)	(5,395)	(67,466)	(15,149)

Effect of exchange rate on cash and cash equivalents	2,251	3,618	3,627	4,991

Increase (decrease) in cash and cash equivalents	1,154	3,663	(3,532)	(80,228)
Cash and cash equivalents at beginning of period	133,921	96,501	138,607	180,392

Cash and cash equivalents at end of period	$135,075	$100,164	$135,075	$100,164

*	Gain from divestiture of Resistoflex Aerospace and Westad of $8.3 million.

CRANE CO.

Order Backlog

(in thousands)

	June 30, 2007	March 31, 2007	December 31, 2006	June 30, 2006
Aerospace & Electronics	$393,708	$405,792	$396,799	$370,267
Engineered Materials	18,544	17,437	13,198	18,617
Merchandising Systems	32,260	33,231	33,170	15,190
Fluid Handling	259,144	237,144	210,532	198,650
Controls	35,701	33,224	22,982	34,162

Total Backlog	$739,357	$726,828	$676,681	$636,886